EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2011, relating to the consolidated financial statements, which appear in ZAP’s Annual Report on Form 10-K for the year ended December 31, 2010, dated on April 14, 2011.

/s/ Friedman LLP

East Hanover, New Jersey

September 6, 2011